Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Nicholas Tomashot Chief Financial Officer (614) 748-1150

Ralph Roberts Appointed to Board of Directors

COLUMBUS, Ohio (August 13, 2008) Pinnacle Data Systems, Inc. (PDSi) (AMEX: PNS) today announced that Ralph V. Roberts has been appointed to the Board of Directors, effective August 12, 2008. He will serve as a Class I Director whose term expires in 2009. Since 2001, Mr. Roberts has served as Senior Vice President of Marketing for Worthington Industries, Inc. (NYSE: WOR), a global company with $3 billion in annual sales. Worthington Industries is the leading intermediate steel processor in the U.S., and a leading manufacturer of metals related products

Mr. Roberts is responsible for international business development and coordination, marketing strategy development and serves on the boards of several joint ventures. He also serves as President, Worthington Integrated Building Systems, a subsidiary company, specializing in the construction of mid-rise and single-family buildings. In his 35 years with Worthington Industries, he has held a number of top leadership and board positions in Worthington’s portfolio of successful and growing businesses.

A Columbus, Ohio native, Mr. Roberts graduated from The Ohio State University with a degree in Finance. He and his wife Lynn have three children.

Michael Sayre, President and Chief Executive Officer, commented, “We are pleased to have Ralph Roberts join our Board of Directors. Ralph’s extensive professional and worldwide business experience are valuable attributes as we continue to execute our long-term profitable growth strategy and leverage our global footprint.”

About PDSi

PDSi provides computer design, production, and repair services to original equipment manufacturers who build computers into their products in industries including medical equipment, telecommunications, defense and imaging. PDSi also helps major computer platform manufacturers respond to customer requirements for customized solutions and extended service life. PDSi specializes in areas where these OEMs often get little help from larger outsource firms, solving the challenges associated with complex technologies, low to medium volume production, and long-term service of third party products.

Not simply a repair depot or a contract manufacturer, PDSi represents a more collaborative and flexible outsourcing partner who helps its clients manage costs, meet unplanned demand changes, improve customer satisfaction, and respond aggressively to new trends in the technology market place. With its innovative and proactive staff of engineering, manufacturing, program management and supply chain specialists, PDSi tailors solutions that meet the particular business and operational needs of each OEM. For more information, visit the PDSi website at www.pinnacle.com.

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